Exhibit 99.a(v)

H&Q LIFE SCIENCES INVESTORS

NOTICE OF CHANGE OF TRUSTEE

WHEREAS, at a Meeting of the Board of Trustees held on April 14, 2003, the Trustees of H&Q Life Sciences Investors (the “Fund”) fixed the number of Trustees of the Fund at eight 98); and

WHEREAS, at a Meeting of the Board of Trustees held on April 14, 2003, the Trustees of the Fund appointed Dr. Daniel R. Omstead as Trustee to the Fund, effective upon his written acceptance and agreement to be bound by the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on February 20, 1992, as amended.

NOW, THEREFORE, as a result of the foregoing Trustees’ elections, the eight Trustees of H&Q Life Sciences Investors are:

Alan G. Carr	30 Rowes Wharf, 4th floor
Boston, MA 02110

Lawrence S. Lewin	30 Rowes Wharf, 4th floor
Boston, MA 02110

Robert P. Mack, M.D.	30 Rowes Wharf, 4th floor
Boston, MA 02110

Eric Oddleifson	30 Rowes Wharf, 4th floor
Boston, MA 02110

Daniel R. Omstead	30 Rowes Wharf, 4th floor
Boston, MA 02110

Oleg M. Pohotsky	30 Rowes Wharf, 4th floor
Boston, MA 02110

Uwe E. Reinhardt	30 Rowes Wharf, 4th floor
Boston, MA 02110

Henri A. Termeer	30 Rowes Wharf, 4th floor
Boston, MA 02110

IN WITNESS WHEREOF, this Notice has been subscribed this 2nd day of June, 2003, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Jennifer L. Morris
Jennifer L. Morris, Secretary

ACCEPTANCE OF TRUSTEE APPOINTMENT

H&Q LIFE SCIENCES INVESTORS

TO: THE TRUSTEES OF H&Q LIFE SCEICNES INVESTORS

Pursuant to the terms of the Amended and Restated Declaration of Trust of H&Q Life Sciences Investors dated and filed with the Secretary of State of the Commonwealth of Massachusetts on February 20, 1992, as amended, I hereby accept my appointment as a Trustee of H&Q Life Sciences Investors, and agree to be bound by the terms of such Declaration.

June 2, 2003	/s/ Daniel R. Omstead
Daniel R. Omstead